ALTERNATIVE BIOMEDICAL SOLUTIONS

Sales Quote - Quote Olympus Plus Capital Acquisition Plan (CAP)

Prepared For:

Chattahoochee Physician Services

1122 Cambridge Square Suite E

Alpharetta GA 30009

Ashley Sweat

904-742-8744

From:

Alternative Biomedical Solutions

Derek Schepel

1600 Wallace Drive

Suite 100

Carrollton, TX 75006

www.altbio.com

469.758.7983 - C

972.361.1480 - F

dschepel@altbio.com

Quote #: *ChattaAUCAP2.9* **Date:** 2/9/2021

*quote expires (30) days from above date

QUANTITY	DESCRIPTION		UNIT PRICE		TOTAL:
1	**AU640 - per month for 36 months**	$	1,311.87	$	1,311.87
1	**AU640 Buyout - at conclusion of month 36**	$	1.00	$	1.00
	- after 36 monthly payments and the final $1.00 buyout, equipment title will transfer to Customer. All 36 payments must be made and current.				
	- during the term, the customer will purchase all reagents, calibrators, controls, and consumables at the agreed pricing from ABS.				
36	**Reagent Agreement Price Package per month**		2021 Q1 Monthly Price*	$	3,966.67
	- If monthly sample volume decreases or increases more then 20% for any two consecutive quarters, a good faith negotiation to address the change will be conducted between the parties.				

Applicable taxes are not included

Includes the following:

1	Olympus AU640	Included
1	H20 System - AU640	Included
1	UPS - AU640	Included

- *Onsite Operator Training - up to (3) days*
- *Onsite Service - Business Hours - Mon.-Fri. 8am-5pm*
  (Excluding weekends & holidays.) Labor, travel and service parts included.
- *(2) Preventative maintenance visits per year.*
- *Phone Technical Support*
- *Freight expense*

ALTERNATIVE BIOMEDICAL SOLUTIONS

Terms and Conditions:

- Requires 36 month signed contract to initiate the Capital Acquisition Program (CAP) agreement and related Reagent Pricing Agreement (RPA).
- With CAP agreement, Customer also agrees to obtain reagents, cals, controls, and consumables from ABS for initial 36 months
- After 36 months, system title transfers to Customer assuming all payments made and current. At that point, the Customer may secure additional year(s) of system service and/or RPA contract extension or terminate system system service and/or RPA with ninety (90) day written notice.
- Invoices will be generated monthly for CAP (system and service) fees in arrears.
- Invoices will be generated upon order shipment for any items included under the RPA.
- ABS will have the option to cancel the CAP and/or RPA with 10 day written notice for any delinquent invoices and invoice the CUSTOMER of CAP for remaining balance contract payments and any outstanding invoices at the time.
- ABS will retain ownership of equipment until contract buyout completed at month 36 for $1.00, assuming all payments made and current. Customer. Title will then transfer
- Customer will be responsible for cost and implementation of site requirements (electrical, water, drain etc.)
- Sample collection consumables (sample cups) NOT included.
- Customer will be responsible for remitting payment to CLIA and COLA for enrollment and any applicable annual or audit fees
- Standard terms will be issued upon completion of credit check through submission of a credit application.
- ABS does not guarantee any specific reimbursement from any government or private insurance entity, it is the customer's responsibility to obtain their specific reimbursement amounts in accordance with their contracts and business structure
- DO NOT pay from quote, a formal invoice will be issued.

ALTERNATIVE BIOMEDICAL SOLUTIONS

CAPITAL ACQUSITIONS PROGRAM (CAP) AGREEMENT AND REAGENT PRICING AGREEMENT (RPA) AGREEMENT

THIS CAPITAL ACQUISITION PROGRAM (CAP) AGREEMENT AND REAGENT PRICING AGREEMENT (RPA) ("Agreements") are made and entered into this 3rd day of _February , 2021, by and between Alternative Biomedical Solutions LLC, a Delaware Limited Liability

Chattahoochee Physician Services Company Name ("Company").

WHEREAS, ABS is in the business of leasing toxicology and chemistry measurement systems used for controlled substance monitoring and drug testing and furnishing certain related supplies and services, and Company desires to lease and obtain such systems, supplies and services from ABS, all upon the terms, covenants and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants, and undertakings herein contained, the parties agree as follows:

1. Equipment Lease.

(a) ABS hereby leases to Company, and Company hereby leases and rents from ABS, the equipment set forth on *Exhibit A* (the "Equipment"). Company shall use the Equipment only in connection with Company's business at

1122 Cambridge Square Suite E
Alpharetta GA 30009

(the "Location") and at no other location and for no other purpose without the prior written consent of ABS. Company agrees to exercise due care in the manner in which and the purposes for which the Equipment is used. Except as otherwise provided in this Agreement, ABS, at its own cost and expense, shall keep the Equipment in good repair and working order and shall furnish any and all parts and labor required for that purpose.

(b) As between Company and ABS, title to the Equipment shall be and at all times remain with ABS unless a buyout and title transfer is noted in the agreement. Company shall not relocate the Equipment or any portion thereof, without the prior written consent of ABS. Company shall have no right, title or interest in or to any of the Equipment other than the limited right to access and use the Equipment as provided in this Agreement, and Company shall make no alternations, additions or improvements to the Equipment without the prior written consent of ABS. Company shall (i) at all times keep the Equipment free and clear from all levies, attachments, security interests, encumbrances, liens, restrictions, charges and judicial or administrative process of every kind whatsoever (referred to collectively as "Liens"). and (ii) give ABS prompt written notice of any pending or threatened Lien affecting all or any portion of the Equipment.

(c) Company hereby assumes and shall bear the entire risk of loss of and damage to the Equipment during the Term resulting from any and every cause whatsoever during the Term. No loss of or damage to the Equipment or any part thereof shall impair any obligations Company has under this Agreement, which shall continue in full force and effect. In the event of damage of any kind whatsoever to the Equipment or any part thereof during the Term (unless the same is damaged beyond repair), Company shall, at Company's expense, place the same in good repair, condition, and working order. Any such repairs shall be made by ABS or a third party approved by ABS. If the Equipment or any part thereof is determined by Company to be lost, stolen, destroyed, or damaged beyond repair: (i) Company shall immediately pay to ABS in cash an amount equal to the replacement value of like Equipment in the condition it was in prior to it being lost, stolen, or destroyed beyond repair; and (ii) this Agreement shall terminate and Company shall become entitled to take possession of the Equipment.

(d) Company shall keep the Equipment insured against all risks of loss or damage from any cause whatsoever, for not less than the full replacement value of the Equipment and shall maintain liability insurance, both personal injury and property damage, covering the Equipment in amounts acceptable to ABS. Company shall name ABS as an additional insured and loss payee under such insurance. Company shall provide to ABS, upon request, proof of such coverage.

(e) Company agrees to and hereby does defend, indemnify and hold ABS and its affiliates, and their respective shareholders, members, owners, officers, directors, employees and agents, harmless against all claims, damages, expenses, fines, liabilities, penalties and losses of whatever nature, including attorneys' fees and court costs, by reason of Company's use of the Equipment or Supplies, or any part thereof, arising out of Company's obligations under this Agreement or any breach thereof, arising from Company's failure to comply with any applicable law, or arising from any act or negligence by Company, its affiliates, and its and their agents, employees or contractors.

(f) Company shall comply with all laws and regulations relating to, and shall promptly pay when due, all license fees, registration fees, assessments, charges, and taxes, municipal, state, and federal, including, without limitation, property taxes (but specifically excluding any taxes payable in respect to ABS's income), which may be imposed upon the ownership, possession, leasing, renting, operation, control, use, maintenance, delivery, and/or return of the Equipment.

(g) Upon the termination of this Agreement by either party per the contract terms, Company shall surrender to ABS immediately all of the Equipment in as good as condition as exists as of the Commencement Date, subject to reasonable wear and tear resulting from proper use by Company of the Equipment.

(h) ABS warrants to Company that the Equipment will be delivered and installed in good working order. The foregoing sets forth the sole warranty provided by ABS with respect to the Equipment and any Supplies and services provided by ABS or its representatives. ABS MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT.

(i) Without limiting the foregoing, ABS makes no representations or warranties with respect to any analyses, scientific methods, validations, test results, output or other data resulting from the use of the Equipment and Company hereby acknowledges that it is and will be responsible for the foregoing. Company shall comply with ABS' instructions and training regarding the use of the Equipment and Supplies and testing of samples. Company's use of any Equipment or Supplies or testing of samples in contravention of the instructions and training provided by ABS will be considered a breach of this Agreement.

2. Reagent Purchasing Agreement.

Company shall separately purchase from ABS the reagents, calibrators, controls and other consumables reasonably necessary and proper for operation of the Equipment (the "Reagents"); in addition to the Compensation paid by Company to ABS as part of the Capital Acquisition Program (CAP). As the Company purchases Reagents from ABS, ABS will charge Company for Purchased Reagents at the contracted prices. Such costs will NOT include all customary freight and delivery charges incurred by ABS in delivering the Reagents to Company at the Location.

As part of CAP agreement, Customer must purchase its committed menu of assays from ABS. If it is determined that non-ABS reagents, calibrators, controls, or consumables are being utilized on the system, ABS reserves the right to immediately cancel the agreement and invoice the Customer for the remaining CAP monthly payments.

Purchased Reagents: Please reference Reagent Pricing Agreement sheet provided by ABS to Company for exact list of items and contracted prices.

3. ABS's Obligations.

(a) ABS shall deliver to Company, in good working order at its sole cost and expense, the Equipment. ABS shall install the Equipment at the Location at a time mutually agreed to by the parties and provide Company with reasonable training in how to operate the Equipment properly. Installation and training are included. Company shall have a clean, adequate and suitable area prepared at the Location for Company to install the Equipment.

(b) Notwithstanding any provision of this Agreement to the contrary, during the Term, ABS agrees to make or arrange for repairs to the Equipment at its sole cost and expense, *if and only if* the reason for such repair is not (i) environmental conditions beyond the control of ABS; (ii) Company-induced damage, neglect, misuse, tampering or unauthorized repair or modification of the Equipment; (iii) use of the Equipment in a manner that contravenes the instructions provided by ABS or the Equipment specifications; or (iv) any act of God, flood, fire, explosion, earthquake or other natural forces. ABS will use reasonable efforts to arrange for an ABS representative to be onsite at the Location within one business day after the Company requests such a repair. All repairs to the Equipment provided by ABS under this Agreement shall be made at times mutually agreeable to the parties and on customary business days (Monday through Friday, excluding federal holidays) between the hours of 8:00 a.m. and 5:00 p.m. local time.

(c) During the Term, ABS agrees to provide Company during ABS's normal business hours telephone support related to operation of the Equipment. ABS also agrees to inspect and, if reasonably necessary, maintenance the Equipment once per year at a time mutually agreed to by the parties.

4. **Compensation to ABS**. In consideration for the Equipment leased and Reagents and Services furnished by ABS to Company and the obligations of ABS under this Agreement, Company agrees to pay to ABS the amounts set forth on ***Exhibit B*** (the "Compensation"). If Company does not pay the amount indicated within such thirty (30) day period, (a) such amount shall accrue interest at an monthly rate of one and a half (1.5%) or the maximum amount legally permissible, if higher and (b) ABS reserves the right to put Company's account on hold and refuse to furnish Service and Reagents for so long as such invoice remains unpaid.

The Compensation owed by Company to ABS will be comprised of the monthly CAP component (system, service, and financing charge) and shipped Reagents and shall be calculated in accordance with the table set forth in ***Exhibit B***.

Company agrees to submit a credit application to ABS to establish credit terms. At that time credit terms will be negotiated between ABS and Company.

5. Term and Termination.

(a) The "Initial Term" of this Agreement will be Thirty Six (36) months and shall commence on the first day after the Equipment has been delivered and verified as operational at the Location (the "Commencement Date"). At the end of the Initial Term, the Company may purchase the system for $1.00. In addition, the Company may secure Service and/or Reagent Pricing Agreements beyond the initial term at prices to be agreed upon at that time. As used in this Agreement, "Term" means the Initial Term and each Renewal Term, if any.

(b) If:

(i) Company defaults in the payment of the Compensation due to ABS under this Agreement;

(ii) Company breaches any provision of this Agreement (other than a default in the payment of the Compensation due to ABS) and such breach remains uncured for ten (10) days after ABS notifies Company in writing of the same;

(iii) Company becomes insolvent or makes an assignment for the benefit of creditors, or Company applies for or consents to the appointment of a receiver, trustee, or liquidator of Company or of all or substantially all of its assets; or

(iv) a bankruptcy petition is filed by or against Company under the United Stated Bankruptcy Code or any amendment thereto, including but not limited to a petition for reorganization, arrangement, or extension, or any other insolvency law or law providing for the relief of debtors;

then, if and to the extent permitted by applicable law, the full amount of Compensation then unpaid (remaining CAP payment balance unpaid and any outstanding Reagent invoices) shall become due and payable at the election of ABS, and ABS may, at its option, terminate this Agreement immediately, and (x) without notice or demand and without legal process, take possession of the Equipment, bill Company for all travel, labor and freight costs to take possession, whereupon all rights of Company in the Equipment shall terminate absolutely, and (y) pursue any other remedy available at law or in equity.

(c) ABS may, without cause and without penalty, terminate this Agreement upon thirty (30) days' written notice to Company.

(d) In the event of termination of this Agreement for any reason, Company shall promptly allow ABS to retrieve all Equipment and unused Reagents to return to ABS.

6. Miscellaneous

(a) Company represents and warrants to ABS that neither Company nor any of its affiliates, or any of their respective owners, shareholders, partners, members, subcontractors, employees or agents (i) is currently excluded, debarred or otherwise ineligible to participate in the Federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) ("Federal health care programs"); (ii) has been convicted of a criminal offense related to the provision of healthcare items or services but has not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal health care programs; and (iii) is under investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Federal health care programs. This shall be an ongoing representation and warranty during the Term, and Company agrees immediately to notify ABS of any change in the status of the representation and warranty set forth in this section. Any breach of this section shall give ABS the right to terminate this Agreement immediately for cause.

(b) The parties agree that nothing contained in this Agreement shall require either party or its representatives to make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other party or any of its affiliates. Notwithstanding any unanticipated effect of any provision of this Agreement, the parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable federal and state laws, including 42 U.S.C. § 1320a-7b (commonly known as the Anti-Kickback Statute), 42 U.S.C. § 1395nn (commonly known as the Stark law) and any other federal or state law provision governing fraud and abuse or self-referrals under the Medicare or Medicaid programs, as such provisions may be amended from time to time.

(c) Upon the written request of the Secretary of the Department of Health and Human Services ("HHS") or the Comptroller General or any of their duly authorized representatives, ABS will make available those contracts, books, documents and records necessary to verify the nature and extent of the costs of providing goods services under this Agreement. Such inspection shall be available up to four years after the rendering of such services. If ABS carries out any of its duties under this Agreement through a subcontract with a value of $10,000 or more over a twelve month period with a related individual or organization, ABS agrees to include this requirement in any such subcontract. No attorney-client privilege or other legal privilege will be deemed to have been waived by ABS by virtue of this section.

(c) ABS may assign all of its rights and duties under this Agreement, provided that any such assignment shall not abrogate any rights of Company. Company may not assign its rights or duties under this Agreement without the prior written consent of ABS. Any such assignment by Company without the prior written consent of ABS shall be null and void.

(d) All notices and communications required or permitted under this Agreement shall be in writing and shall be given by personal delivery or delivered via a nationally-recognized overnight courier. Notices shall be delivered to the addresses set forth on the signature page and shall be deemed effective when actually received. Either party may change its notice address by written notice to the other party.

(e) All rights granted to either party by this Agreement are in addition to, and not in limitation of, any rights which it has under any other term of this Agreement, at common law, in equity, by statute, or otherwise. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflicts of law provisions, and venue shall be in a state court in Dallas County. Each party hereby waives any and all rights to a trial by jury in action or proceeding based on this Agreement or related to the subject matter hereof.

(f) Each party agrees to maintain the terms and provisions of this Agreement confidential and not to disclose such terms and provisions to any individual or entity, other than as required by applicable law or regulation, or as reasonably necessary to a party's officers, directors, employees, and professional advisors. Time is of the essence. All exhibits and schedules referenced in this Agreement are incorporated as if set forth fully herein. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may not be modified except in writing. The terms, covenants, conditions, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement. A waiver by either party of any breach or default hereunder shall be in writing and shall not constitute a waiver of any subsequent breach or default. If Company has other agreements with ABS, they appear on a master list of contracts maintained and updated centrally for ABS.

[Signatures follow on next page]

ALTERNATIVE BIOMEDICAL SOLUTIONS

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Company	ABS
CPLS	Alternative Biomedical Solutions
By: [signature]	By: Joseph P. Coffey
Name: Danielle Bauer	Name: Joseph P. Coffey
Title: Administrator	Title: Chief Commercial Officer
Date: 2/11/2021	Date: 2/11/2021

Address for Notices to Company
(No P.O. Boxes)
1122 Cambridge Sq. Ste E
Alpharetta, GA 30009

Address for Notices to ABS
Alternative Biomedical Solutions LLC
Attn: Janet McGrath, CFO
1600 Wallace Drive, Suite 100
Suite 100
Carrollton, TX 75006

ALTERNATIVE BIOMEDICAL SOLUTIONS

EXHIBIT A

Leased Equipment

Description of Equipment	Serial or ID Number
AU640	6093015
H20 System - AU640	TBD

ALTERNATIVE BIOMEDICAL SOLUTIONS

EXHIBIT B

Compensation

Compensation	
Number of Samples	**Cost Per Sample**
AU640 - per month for 36 months	$ 1,311.67
AU640 Buyout - at conclusion of month 36	$ 1.00
Reagent Agreement Price Package per month	$ 3,966.67

"Minimum Monthly Compensation" = $ 5,278.34